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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 333-93765

                    JAHN FOUNDRY CORPORATE UNION 401(k) PLAN

             (Exact name of registrant as specified in its charter)

                               115 Stevens Street
                           Springfield, MA 01104-3196
                                 (413) 781-3220
                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                          principal executive offices)

    Common Stock of Atchison Casting Corporation, $0.01 par value per share, reserved under the
                    Jahn Foundry Corporate Union 401(k) Plan
         And an indeterminate amount of interests to be offered or sold pursuant to the
                    Jahn Foundry Corporate Union 401(k) Plan
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ X ]                     Rule 12h-3(b)(1)(i)                [ X ]
Rule 12g-4(a)(1)(ii)       [   ]                     Rule 12h-3(b)(1)(ii)               [   ]
Rule 12g-4(a)(2)(i)        [   ]                     Rule 12h-3(b)(2)(i)                [   ]
Rule 12g-4(a)(2)(ii)       [   ]                     Rule 12h-3(b)(2)(ii)               [   ]
                                                     Rule 15d-6                         [   ]

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, the Jahn
Foundry Corporate Union 401(k) Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                     NEW ENGLAND IRON, LLC,
                                                     the Administrator of the
                                                     Jahn Foundry Corporate Union 401(k) Plan

Date: January 11, 2002                               By: /s/  Keith L. Sterling
                                                         ---------------------
                                                        Name:  Keith L. Sterling
                                                        Title:   Manager

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC  2069 (11-01)       Potential persons who are to respond to the collections
                        of information contained in this form are not required
                        to respond unless the form displays a currently valid
                        OMB control number.